Exhibit 4.13

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of November 18, 2016, among MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), the Guarantors (as defined in the Indenture referred to below) party hereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Polaris Merger Sub Corp. (as predecessor to the Company) has heretofore executed and delivered to the Trustee an Indenture, dated as of June 7, 2016 (as amended, modified or supplemented from time to time, including by the First Supplemental Indenture, dated as of June 7, 2016, among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”), and this Second Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 7.125% senior notes due 2024 (the “Notes”) and pursuant to which the Company has duly issued the Initial Notes in the aggregate principal amount of $1,100,000,000;

WHEREAS, Section 2.01 of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time under the Indenture by the Company without notice to or consent of the Holders and that such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, subject to the Company’s compliance with Section 4.09 of the Indenture;

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Second Supplemental Indenture without the consent of the Holders of the Notes;

WHEREAS, the Company and the Guarantors have authorized the execution and delivery of this Second Supplemental Indenture for the purpose of issuing $460,000,000 in aggregate principal amount of Additional Notes (the “New Notes”); and

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the parties hereto, and all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Company and the Guarantors enforceable in accordance with its terms have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Execution and Delivery. The Company and each Guarantor hereby represent and warrant to and agree that each of them has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Second Supplemental Indenture and this Second Supplemental Indenture has been duly and validly executed and delivered and constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms and the terms of the Indenture.

(3)	Additional Notes. As of the date hereof, the Company will issue, and the Trustee is directed to authenticate and deliver, the New Notes under the Indenture, substantially in the form of Exhibit A to the Indenture.

(4)	Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)	Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)	The Trustee. The Trustee accepts the amendment of the Existing Indenture effected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in this Second Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

(8)	Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MPH ACQUISITION HOLDINGS LLC

By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	Secretary and Treasurer

[Signature page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

[Signature page to Second Supplemental Indenture]

ADMAR CORPORATION
ASSOCIATES FOR HEALTH CARE,INC.
BEECH STREET CORPORATION
FORMOST,INC.
HEALTHEOS BY MULTIPLAN,INC.
HEALTHNETWORK SYSTEMS LLC
HMA ACQUISITION CORPORATION
IHP ACQUISITION CORP.
MARS ACQUISITION CORP.
MEDICAL AUDIT& REVIEW SOLUTIONS,INC.
MPH INTERMEDIATE HOLDING COMPANY 1
MULTIPLAN CORP.
MULTIPLAN HOLDING CORPORATION
MULTIPLAN SERVICES CORPORATION
MULTIPLAN,INC.
NATIONAL CARE NETWORK, LLC
NCN ACQUISITION CORPORATION
PRIVATE HEALTHCARE SYSTEMS,INC.
STATEWIDE INDEPENDENT PPO,INC.
TEXAS TRUE CHOICE,INC.
VIANT HOLDINGS,INC.
VIANT PAYMENT SYSTEMS,INC.
VIANT,INC.

By:	/s/ David L. Redmond
Name:	David L. Redmond
Title:	Authorized Officer

[Signature page to Second Supplemental Indenture]